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FOR IMMEDIATE RELEASE	Dennard-Lascar Associates
Rick Black / Ken Dennard
Investor Relations
713-529-6600

Luby’s Reports Third Quarter Fiscal 2019 Results

HOUSTON, TX - July 15, 2019 - Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced unaudited financial results for its twelve-week third quarter fiscal 2019 referred to as “third quarter.” Comparisons in this earnings release are for the third quarter compared to third quarter fiscal 2018.

Third Quarter Key Metrics

•	Same-store sales decreased 4.0%

•	Culinary Contract Services sales increased by 14% to $7.6 million, up from $6.6 million and segment profit increased $0.2 million with margins above 10%

•	Five company owned Fuddruckers restaurants were re-franchised.

•	Loss from continuing operations of $5.3 million compared to loss of $14.1 million in the third quarter fiscal 2018

•	Store level profit as a percent of restaurant sales was 10.2%, up from 8.5% -- a 170 basis points improvement (see non-GAAP reconciliation below)

•	Adjusted EBITDA decreased $0.3 million (see non-GAAP reconciliation below)

Chris Pappas, President and CEO, commented, “Our turn-around plan is two-fold: establishing appropriate cost structures for our business and growing guest traffic and sales. We continue to make progress in efficiently managing restaurant-level costs, resulting in a store level profit improvement, despite the decline in same-store sales in the third quarter. However, we recognize that our turn-around depends on growing guest traffic and sales. While our same-store sales have not yet achieved the improvement we are striving for, we do see a number of positive developments based on our recent efforts and initiatives aimed at growing guest traffic. For instance, at our cafeteria brand, guest traffic has continually trended better throughout the current fiscal year. At both of our core brands, we are providing menu price points that offer compelling everyday value options starting in the $7.00 to $9.00 range, while still including additional premium offerings at higher price points. This value orientation is helping to improve our guest traffic trends and will be central to growing sales.

Our culinary contract services business added seven net new locations compared to last year, which are generating incremental sales and profit. This continues to be a terrific segment of our business with significant growth potential. We continue to pursue new clients for our signature offering. In our Fuddruckers franchise system, we made solid progress on our plans to transition to a primarily franchise model outside our core Houston, Texas market: five locations in the San Antonio market transitioned from company-operated restaurants to franchise-operated locations.

Through the leadership of our chief operating officer, Todd Coutee, the re-alignment of team members into the right positions is substantially complete in restaurant operations. The restaurant leadership team and the entire organization are fully focused on increasing guest traffic by driving restaurant and guest service initiatives to delight our guests. We are putting all the pieces in place so that when we turn the corner and return to sales growth, we are better positioned for future profitability."

2019 Same-Store Sales Year-Over-Year Comparison

	Q1 2019	Q2 2019	Q3 2019	YTD 2019
Luby's Cafeterias	(3.0)%	(2.2)%	(3.1)%	(2.8)%
Fuddruckers	(11.2)%	(5.3)%	(6.1)%	(8.0)%
Combo locations (1)	(11.1)%	(7.1)%	(4.8)%	(8.1)%
Cheeseburger in Paradise	(0.6)%	(3.1)%	(4.4)%	(2.6)%
Total same-store sales (2)	(5.5)%	(3.3)%	(4.0)%	(4.4)%

(1)	Combo locations consist of a side-by-side Luby’s Cafeteria and Fuddruckers Restaurant at one property location.

(2)
Luby’s includes a restaurant’s sales results into the same-store sales calculation in the quarter after that store has been open for six complete consecutive quarters. In the third quarter, there were 74 Luby’s Cafeterias locations, 43 Fuddruckers locations, all six Combo locations, and one Cheeseburger in Paradise location that met the definition of same-stores.

.

Third Quarter Restaurant Sales:
($ thousands)

Restaurant Brand	Q3 2019	Q3 2018	Change ($)	Change (%)
Luby’s Cafeterias	$45,062	$49,067	$(4,005)	(8.2)%
Fuddruckers	15,312	20,622	(5,310)	(25.7)%
Combo locations	4,591	4,821	(230)	(4.8)%
Cheeseburger in Paradise	778	3,293	(2,515)	(76.4)%
Other Revenue	(132)	—	(132)
Total Restaurant Sales	$65,611	$77,803	$(12,192)	(15.7)%

Note: Luby's Cafeterias store count reduced from 80 at Q3 2018 start to 74 at Q3 2019 end; Fuddruckers store count reduced from 61 at Q3 2018 start to 43 at Q3 2019 end; Combo location count at six (12 restaurants) at Q3 2018 start and at Q3 2019 end; Cheeseburger in Paradise store count reduced from seven at Q3 2018 start to one at Q3 2019 end.

•
Luby’s Cafeterias sales decreased $4.0 million versus the third quarter fiscal 2018, due to the closure of six locations over the prior year and a 3.1% decrease in Luby’s same-store sales. The decrease in same-store sales was the result of a 1.2% decrease in guest traffic and a 2.0% decrease in average spend per guest.

•
Fuddruckers sales at company-owned restaurants decreased $5.3 million versus the third quarter fiscal 2018, due to 18 restaurant closings and a 6.1% decrease in same-store sales. The decrease in same-store sales was the result of a 8.7% decrease in guest traffic, partially offset by a 2.8% increase in average spend per guest.

•	Combo location sales decreased $0.2 million, or 4.8%, versus third quarter fiscal 2018.

•	Cheeseburger in Paradise sales decreased $2.5 million. The decrease in sales is related to reducing operations to a single store compared to operating seven locations in the third quarter fiscal 2018.

•	Loss from continuing operations was $5.3 million, or $0.18 per diluted share, compared to a loss of $14.1 million, or $0.47 per diluted share, in the third quarter fiscal 2018.

•
Store level profit, defined as restaurant sales plus vending revenue less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $6.7 million, or 10.2% of restaurant sales, in the third quarter compared to $6.6 million, or 8.5% of restaurant sales, in the third quarter fiscal 2018. The improvement in store level profit, despite a decline in same-store sales, was the result of effective cost management in several areas. Food costs as percent of restaurant sales decreased as we focused on a return to "classic favorites" with favorable food costs. Our restaurant supplies expense and repairs and maintenance expense continued to experience significant reductions over prior year as these areas remained areas of opportunity for cost management. We also continue to effectively manage our hourly labor costs on a per store basis through efficient restaurant staffing. Store level profit is a non-GAAP measure, and reconciliation to loss from continuing operations is presented after the financial statements.

•
Culinary Contract Services revenue increased by $0.9 million to $7.6 million with 32 operating locations during the third quarter. New locations contributed the bulk of the revenue increase. Culinary Contract Services profit margin increased to 10.3% of Culinary Contract Services sales in the third quarter compared to 8.1% in the third quarter fiscal 2018.

•
Selling, general and administrative expenses increased $0.9 million. Included in this increase is additional marketing and advertising spending of $0.6 million as we commit to investments in our digital media efforts. Also included in the net increase is approximately $1.2 million increase in professional fees related to information technology, accounting and other functions. Of the $1.2 million increase, $0.7 million relates to one-time restructuring related consulting fees surrounding software upgrades and evaluations of our cost structure and revenue enhancing priorities. Our corporate salary, benefits, travel, and supplies expense decreased over $0.8 million. The marketing and advertising component of selling, general, and administrative expenses was approximately $1.3 million which represents 1.7% of total sales.

Balance Sheet and Capital Expenditures

We ended the third quarter with net debt (total debt less cash) of $32.6 million, a decrease from $35.8 million at the end of fiscal 2018. During the third quarter, our capital expenditures decreased to $1.1 million compared to $3.7 million in the third quarter fiscal 2018. At the end of the third quarter, we had $3.2 million in available cash, $9.6 million in restricted cash, and $110.2 million in total shareholders’ equity.

Restaurant Counts:

	August 29, 2018	FY19 YTD Q3 Openings	FY19 YTD Q3 Closings	June 5, 2019
Luby’s Cafeterias(1)	84	—	(4)	80
Fuddruckers Restaurants(1)	60	—	(11)	49
Cheeseburger in Paradise	2	—	(1)	1
Total	146	—	(16)	130

(1)	Includes 6 restaurants that are part of Combo locations

Conference Call

Luby’s will host a conference call on July 15, 2019 at 10:00 a.m. Central Time to discuss further its third quarter fiscal 2019 results. To access the call live, dial (412) 902-0030 and use the access code 13691758#
at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through July 22, 2019 and may be accessed by calling (201) 612-7415 and using the access code 13691758#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 130 restaurants nationally as of June 5, 2019: 80 Luby’s Cafeterias, 49 Fuddruckers, one Cheeseburger in Paradise restaurants. Luby's is the franchisor for 107 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Colombia, and Panama. Luby's Culinary Contract Services provides food service management to 32 sites consisting of healthcare, corporate dining locations, sports stadiums, and sales through retail grocery stores.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Quarter Ended		Three Quarters Ended
	June 5, 2019	June 6, 2018	June 5, 2019	June 6, 2018
	(12 weeks)	(12 weeks)	(40 weeks)	(40 weeks)
SALES:
Restaurant sales	$65,611	$77,803	$222,079	$256,737
Culinary contract services	7,571	6,639	24,610	19,413
Franchise revenue	1,482	1,444	5,126	4,732
Vending revenue	102	118	292	412
TOTAL SALES	74,766	86,004	252,107	281,294
COSTS AND EXPENSES:
Cost of food	18,478	22,255	61,707	73,190
Payroll and related costs	25,015	29,392	84,258	96,032
Other operating expenses	11,491	15,023	39,404	48,881
Occupancy costs	4,023	4,609	14,064	15,577
Opening costs	6	85	49	490
Cost of culinary contract services	6,791	6,104	22,324	18,113
Cost of franchise operations	330	341	849	1,198
Depreciation and amortization	2,927	4,050	11,052	13,402
Selling, general and administrative expenses	9,426	8,507	29,666	29,219
Provision for asset impairments and restaurant closings	675	4,464	3,097	6,716
Net loss (gain) on disposition of property and equipment	(434)	154	(12,935)	172
Total costs and expenses	78,728	94,984	253,535	302,990
LOSS FROM OPERATIONS	(3,962)	(8,980)	(1,428)	(21,696)
Interest income	11	1	30	12
Interest expense	(1,324)	(1,042)	(4,593)	(2,235)
Other income, net	112	9	198	317
Loss before income taxes and discontinued operations	(5,163)	(10,012)	(5,793)	(23,602)
Provision for income taxes	132	4,121	346	7,494
Loss from continuing operations	(5,295)	(14,133)	(6,139)	(31,096)
Loss from discontinued operations, net of income taxes	(6)	(463)	(18)	(608)
NET LOSS	$(5,301)	$(14,596)	$(6,157)	$(31,704)
Loss per share from continuing operations:
Basic	$(0.18)	$(0.47)	$(0.21)	$(1.04)
Assuming dilution	$(0.18)	$(0.47)	$(0.21)	$(1.04)
Loss per share from discontinued operations:
Basic	$0.00	$(0.02)	$0.00	$(0.02)
Assuming dilution	$0.00	$(0.02)	$0.00	$(0.02)
Net loss per share:
Basic	$(0.18)	$(0.49)	$(0.21)	$(1.06)
Assuming dilution	$(0.18)	$(0.49)	$(0.21)	$(1.06)
Weighted average shares outstanding:
Basic	29,874	30,005	29,732	29,863
Assuming dilution	29,874	30,005	29,732	29,863

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not total due to rounding.

	Quarter Ended		Three Quarters Ended
	June 5, 2019	June 6, 2018	June 5, 2019	June 6, 2018
	(12 weeks)	(12 weeks)	(40 weeks)	(40 weeks)

Restaurant sales	87.8%	90.5%	88.1%	91.3%
Culinary contract services	10.1%	7.7%	9.8%	6.9%
Franchise revenue	2.0%	1.7%	2.0%	1.7%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:

(As a percentage of restaurant sales)
Cost of food	28.2%	28.6%	27.8%	28.5%
Payroll and related costs	38.1%	37.8%	37.9%	37.4%
Other operating expenses	17.5%	19.3%	17.7%	19.0%
Occupancy costs	6.1%	5.9%	6.3%	6.1%
Vending revenue	(0.2)%	(0.2)%	(0.1)%	(0.2)%
Store level profit	10.2%	8.5%	10.3%	9.1%

(As a percentage of total sales)
Marketing and advertising expenses	1.7%	0.8%	1.2%	1.0%
One-time expenses[1]	—%	—%	0.7%	—%
Restructuring Costs[2]	0.9%	—%	0.4%	—%
General and administrative expenses	10.0%	9.1%	9.5%	9.4%
Selling, general and administrative expenses	12.6%	9.9%	11.8%	10.4%

1 One-time expenses include proxy solicitation and communication costs, severance expense
2 Restructuring costs include primarily certain consulting fees and systems upgrades

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	June 5, 2019	August 29, 2018
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,193	$3,722
Restricted cash and cash equivalents	9,588	—
Trade accounts and other receivables, net	9,667	8,787
Food and supply inventories	3,874	4,022
Prepaid expenses	2,725	3,219
Total current assets	29,047	19,750
Property held for sale	15,031	19,469
Assets related to discontinued operations	1,813	1,813
Property and equipment, net	127,189	138,287
Intangible assets, net	17,105	18,179
Goodwill	555	555
Other assets	1,326	1,936
Total assets	$192,066	$199,989
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,475	$10,457
Liabilities related to discontinued operations	9	14
Current portion of credit facility debt	—	39,338
Accrued expenses and other liabilities	24,183	31,755
Total current liabilities	32,667	81,564
Credit facility debt, less current portion	41,952	—
Liabilities related to discontinued operations	16	16
Other liabilities	7,280	5,781
Total liabilities	$81,915	$87,361
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 30,375,791 and 30,003,642; and shares outstanding were 29,893,592 and 29,503,642, at June 5, 2019 and August 29, 2018, respectively	9,721	9,602
Paid-in capital	34,955	33,872
Retained earnings	70,250	73,929
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	110,151	112,628
Total liabilities and shareholders’ equity	$192,066	$199,989

Luby’s, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Quarters Ended
	June 5, 2019	June 6, 2018
	(40 weeks)	(40 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,157)	$(31,704)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for asset impairments and net losses (gains) on property sales	(9,838)	6,599
Depreciation and amortization	11,052	13,402
Amortization of debt issuance cost	1,063	438
Share-based compensation expense	1,192	1,691
Deferred tax provision	—	8,026
Cash used in operating activities before changes in operating assets and liabilities	(2,688)	(1,548)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts and other receivables	(880)	143
Decrease (increase) in food and supply inventories	148	(376)
Decrease in prepaid expenses and other assets	1,106	575
Decrease in accounts payable, accrued expenses and other liabilities	(8,567)	(3,672)
Net cash used in operating activities	(10,881)	(4,878)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	21,761	3,363
Insurance proceeds	—	756
Purchases of property and equipment	(2,866)	(11,730)
Net cash provided by (used in) investing activities	18,895	(7,611)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolver borrowings	37,500	83,200
Revolver repayments	(55,500)	(68,600)
Proceeds from term loan	58,400	—
Term loan repayments	(36,107)	(1,415)
Debt issuance costs	(3,236)	(213)
Taxes paid on equity withheld	(12)	(70)
Net cash provided by financing activities	1,045	12,902
Net increase in cash and cash equivalents and restricted cash	9,059	413
Cash and cash equivalents and restricted cash at beginning of period	3,722	1,096
Cash and cash equivalents and restricted cash at end of period	$12,781	$1,509
Cash paid for:
Income taxes	$510	$—
Interest	3,255	1,717

Store Level Profit

Although store level profit, defined as restaurant sales plus vending revenue, less cost of food, payroll and related costs, other operating expenses, and occupancy costs, is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment.   The following table reconciles between store level profit, a non-GAAP measure to loss from continuing operations, a GAAP measure:

($ thousands)	Quarter Ended		Three Quarters Ended
	June 5, 2019	June 6, 2018	June 5, 2019	June 6, 2018
	(12 weeks)	(12 weeks)	(40 weeks)	(40 weeks)

Store level profit	$6,706	$6,642	$22,938	$23,469

Plus:
Sales from culinary contract services	7,571	6,639	24,610	19,413
Sales from franchise operations	1,482	1,444	5,126	4,732

Less:
Opening costs	6	85	49	490
Cost of culinary contract services	6,791	6,104	22,324	18,113
Cost of franchise operations	330	341	849	1,198
Depreciation and amortization	2,927	4,050	11,052	13,402
Selling, general and administrative expenses	9,426	8,507	29,666	29,219
Provision for asset impairments and restaurant closings	675	4,464	3,097	6,716
Net loss (gain) on disposition of property and equipment	(434)	154	(12,935)	172
Interest income	(11)	(1)	(30)	(12)
Interest expense	1,324	1,042	4,593	2,235
Other income, net	(112)	(9)	(198)	(317)
Provision for income taxes	132	4,121	346	7,494
Loss from continuing operations	$(5,295)	$(14,133)	$(6,139)	$(31,096)

Adjusted EBITDA
Adjusted EBITDA is defined as income (loss) from continuing operations before interest, provision (benefit) for income taxes, and depreciation and amortization, and excluding net loss (gain) on disposing of property and equipment, provision for asset impairments and restaurant closings, non-cash compensation expense, franchise taxes, and decrease / (increase) in fair value of derivatives.
Adjusted EBITDA is intended as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe Adjusted EBITDA provides useful information to management and investors in valuing the Company and evaluating ongoing operating results and trends and in comparing our results to other competitors. Our management uses Adjusted EBITDA in evaluating management's performance when determining incentive compensation.
Adjusted EBITDA, as defined, may not be comparable to other similarly titled measures as computed by other companies. These measures should be considered supplemental and not a substitute or superior to other GAAP performance measures.

($ thousands)	Quarter Ended		Three Quarters Ended
	June 5, 2019	June 6, 2018	June 5, 2019	June 6, 2018
	(12 weeks)	(12 weeks)	(40 weeks)	(40 weeks)

Loss from continuing operations	$(5,295)	$(14,133)	$(6,139)	$(31,096)
Depreciation and amortization	2,927	4,050	11,052	13,402
Provision for income taxes	132	4,121	346	7,494
Interest expense	1,324	1,042	4,593	2,235
Interest income	(11)	(1)	(30)	(12)
Net loss (gain) on disposition of property and equipment	(434)	154	(12,935)	172
Provision for asset impairments and restaurant closings	675	4,464	3,097	6,716
Non-cash compensation expense	369	311	1,192	1,160
Franchise Taxes	56	71	164	172
Decrease / (Increase) in Fair Value of Derivative	—	(73)	88	(701)
Adjusted EBITDA	$(257)	$6	$1,428	$(458)